Exhibit 99.1

FOR IMMEDIATE RELEASE FEBRUARY 23, 2018
MEDIA CONTACT: Karen Fenwick Direct: +44 (0)1740 608076	IR CONTACT: Murdo Montgomery Direct: +44 (0)1740 608671

Venator Announces Fourth Quarter and Full Year 2017 Results;

Reports Strong Earnings and Cash Generation

Fourth Quarter 2017 Highlights

•            Net income attributable to Venator of $68 million compared to a net loss of $6 million in the prior year period

•           Adjusted EBITDA of $118 million compared to $39 million in the prior year period

•           Diluted earnings per share of $0.64 and adjusted diluted earnings per share of $0.61

•            Net cash provided by operating activities from continuing operations was $157 million, free cash flow was $80 million

Full Year 2017 Highlights

•            $24 million of EBITDA benefit from our Business Improvement Program, ahead of expectations for the year

•            Net cash provided by operating activities was $337 million, free cash flow was $212 million

•            Net debt reduced to $519 million as of December 31, 2017

Subsequent Developments

•            Pori specialty capacity rebuild on schedule but recently experiencing increasing estimates for costs exceeding insurance proceeds

	Three months ended			Twelve months ended
	December 31,		September 30,	December 31,
In millions, except per share amounts	2017	2016	2017	2017	2016

Revenues	$528	$491	$582	$2,209	$2,139

Net income (loss) attributable to Venator	$68	$(6)	$51	$134	$(87)
Adjusted net income (loss)(1)	$65	$—	$75	$186	$(67)

Diluted earnings (loss) per share(1)	$0.64	$(0.06)	$0.48	$1.26	$(0.82)
Adjusted diluted earnings (loss) per share(1)	$0.61	$—	$0.70	$1.74	$(0.63)

Adjusted EBITDA(1)	$118	$39	$134	$395	$77

Net cash provided by operating activities from continuing operations	$157	$(7)	$180	$337	$80
Free cash flow(3)	$80	$(35)	$132	$212	$(20)

See end of press release for footnote explanations

WYNYARD, UK - Venator Materials PLC (“Venator”) (NYSE: VNTR) today reported fourth quarter 2017 results with revenues of $528 million, net income attributable to Venator of $68 million and adjusted EBITDA of $118 million.

Simon Turner, President and CEO of Venator, commented:

“Our strong fourth quarter results were driven by significant price capture and accelerated gains from our $90 million business improvement program. We exit a very successful 2017 as a public company with earnings more than triple the prior year.

We remain positive about titanium dioxide industry fundamentals and have started 2018 with tremendous momentum. Margins are set to increase as higher selling prices should outpace our cost advantaged ores. Additionally, 2018 will see $30 million further of combined benefit from our business improvement program in our Titanium Dioxide and Performance Additives segments.

We continue to see an elongated TiO2 cycle and despite significant rebuild cost escalation, we remain on schedule to restore our specialty business capacity, and ultimately full operation of the remaining capacity as economic conditions warrant at our Pori, Finland site.”

Segment Analysis for 4Q17 Compared to 4Q16

Titanium Dioxide

The $30 million, or 8%, increase in revenues in our Titanium Dioxide segment for the three months ended December 31, 2017 compared to the same period of 2016 was primarily due to an increase in average selling prices, partially offset by a decrease in sales volumes. The improvement in selling prices reflected continued improvement in business conditions for TiO2, allowing for an increase in prices globally, and improvement from favorable exchange rates, primarily against the Euro. Sales volumes decreased primarily as a result of the fire at our Pori, Finland manufacturing facility. Excluding the impact of the fire at our Pori plant, sales volumes increased by 1%.

Segment adjusted EBITDA of our Titanium Dioxide segment increased by $86 million for the three months ended December 31, 2017 compared to the same period in 2016. This improvement was primarily a result of higher average selling prices and a $9 million EBITDA benefit from our Business Improvement Program, partially offset by increases in raw material and other direct costs.

Performance Additives

The increase in revenues in our Performance Additives segment of $7 million, or 5%, for the three months ended December 31, 2017 compared to the same period in 2016 was due to an increase in average selling prices. The improvement in selling prices was primarily in certain color pigment and functional additives product lines, where we successfully raised prices to offset increases in raw material costs.

Segment adjusted EBITDA in our Performance Additives segment increased by $2 million, or 15%, due to higher selling prices.

Corporate and Other

Segment adjusted EBITDA for Corporate and other represented a $16 million loss for the fourth quarter 2017. Although we expect our annual run-rate to be around $50 million a year, the fourth quarter included certain operational expenses that are not expected to recur.

Update on Pori

Construction for the specialty and differentiated products portion of the facility is on pace and we expect it to be complete by the end of 2018, however we are paying a fast-track premium. Prior to the fire, this part of the facility represented 60% of site capacity and contributed, on average, 75% of the site EBITDA. Current TiO2 business conditions are favorable and provide compelling economics for the rebuild of the remaining 40% commodity portion of site capacity. However, this part of the rebuild program will not be accelerated and capacity will be reintroduced to the market no sooner than 2020.

Based on current estimates, we expect the total cost to rebuild the Pori facility (including the commodity portion) will exceed the limits of our insurance policy by as much as $325 million, or up to $375 million when providing additional contingency for the upper limits of our current design and construction cost estimates. This amount includes increased costs associated with the faster than normal build schedule of the specialty and differentiated products portion of the facility, and greater equipment replacement costs than we previously estimated. We expect to account for our uncovered costs as capital expenditures. Based on current and anticipated market conditions, we currently expect our business interruption losses to be fully reimbursed within our insurance policy limits.

Tax Items

We recorded income tax expense of $24 million and income tax benefit of $9 million for the three months ended December 31, 2017 and 2016, respectively.

In 2017, our adjusted effective tax rate was 18%. Our tax expense is significantly affected by the mix of income and losses in tax jurisdictions in which we operate. We expect our adjusted long-term effective tax rate will be approximately 15% to 20%. We believe the impact of the U.S. Tax Cuts and Jobs Act of 2017 (“2017 Tax Act”) on our adjusted long-term effective tax rate will not be material, given the low percentage of our global pre-tax income earned in the United States. As a result of the 2017 Tax Act we have recorded a provisional decrease of $3 million to our net deferred tax assets with a corresponding net tax expense of $3 million. Also due to the 2017 Tax Act, other income for the quarter and year ended December 31, 2017 increased by $34 million as a result of the decrease in the future expected payments to Huntsman pursuant to the tax matters agreement entered into as part of our separation. We expect our cash tax rate will be between 10% to 15% in 2018.

Liquidity and Capital Resources

As of December 31, 2017, we had cash and cash equivalents of $238 million compared with $186 million as of September 30, 2017. In addition, we have in place an undrawn asset based revolving credit facility available for our working capital needs and general corporate purposes, with a borrowing base of $243 million.

In December 2017, we entered into three cross-currency interest rate contracts to exchange an aggregate notional $200 million for an aggregate notional €169 million. The swaps reduce our overall weighted average cost of debt to 4.4% from 5.0%, with annual interest savings of approximately $5 million, or approximately $21 million by maturity in July 2022.

As of December 31, 2017, net debt was $519 million, compared with $565 million as of September 30, 2017.

Earnings Conference Call Information

We will hold a conference call to discuss our fourth quarter and full year 2017 results on Friday, February 23, 2018 at 9:00 a.m. ET.

Call-in numbers for the conference call:
U.S. participants	1-866-807-9684
International participants	1-412-317-5415
(No passcode required)

In order to facilitate the registration process, you may use the following link to pre-register for the conference call. Callers who pre-register will be given a unique PIN and separate call-in number to gain immediate access to the call and bypass the live operator. To pre-register, please go to:

http://dpregister.com/10116202

Webcast Information

The conference call will be available via webcast and can be accessed from the company’s website at venatorcorp.com/investor-relations.

Replay Information

The conference call will be available for replay beginning February 23, 2018 and ending March 2, 2018.

Call-in numbers for the replay:
U.S. participants	1-877-344-7529
International participants	1-412-317-0088
Passcode	10116202

Upcoming Conferences

During the first quarter of 2018, a member of management is expected to present at the JP Morgan Global High Yield and Leveraged Finance Conference on February 27, 2018, the BofA Merrill Lynch Global Agriculture & Materials Conference on February 28, 2018 and the Alembic Global Advisors Chemical & Industrial Conference on March 1-2, 2018. A webcast of the presentations, if applicable, along with accompanying materials will be available at venatorcorp.com/investor-relations.

Table 1 — Results of Operations

	Three months ended		Twelve months ended
	December 31,		December 31,
In millions, except per share amounts	2017	2016	2017	2016

Revenues	$528	$491	$2,209	$2,139
Cost of goods sold	387	440	1,738	1,987
Gross profit	141	51	471	152
Operating expenses	68	45	228	180
Restructuring, impairment and plant closing costs	3	4	52	35
Operating income (loss)	70	2	191	(63)
Interest expense	(11)	(13)	(40)	(44)
Other income	35	(2)	35	(1)
Income (loss) before income taxes	94	(13)	186	(108)
Income tax (expense) benefit	(24)	9	(50)	23
Income (loss) from continuing operations	70	(4)	136	(85)
Income from discontinued operations, net of tax	—	—	8	8
Net income (loss)	70	(4)	144	(77)
Net income (loss) attributable to noncontrolling interests, net of tax	(2)	(2)	(10)	(10)
Net income (loss) attributable to Venator	$68	$(6)	$134	$(87)

Adjusted EBITDA(1)	$118	$39	$395	$77
Adjusted net income(1)	$65	$—	$186	$(67)

Basic earnings (losses) per share	$0.64	$(0.06)	$1.26	$(0.82)
Diluted earnings (losses) per share(1)	$0.64	$(0.06)	$1.26	$(0.82)
Adjusted earnings (losses) per share(1)	$0.61	$—	$1.75	$(0.63)
Adjusted diluted earnings (losses) per share(1)	$0.61	$—	$1.74	$(0.63)

Common share information(1):
Basic shares outstanding	106.3	106.3	106.3	106.3
Diluted shares	106.7	106.3	106.7	106.3

See end of press release for footnote explanations

Table 2 — Results of Operations by Segment

	Three months ended			Twelve months ended
	December 31,		Better /	December 31,		Better /
In millions	2017	2016	(Worse)	2017	2016	(Worse)
Segment Revenues:
Titanium Dioxide	$387	$357	8%	$1,604	$1,554	3%
Performance Additives	141	134	5%	605	585	3%
Total	$528	$491	8%	$2,209	$2,139	3%

Segment Adjusted EBITDA(1):
Titanium Dioxide	$119	$33	261%	$387	$61	534%
Performance Additives	15	13	15%	72	69	4%
Corporate and other	(16)	(7)	(129)%	(64)	(53)	(21)%
Total	$118	$39	203%	$395	$77	413%

See end of press release for footnote explanations

Table 3 — Factors Impacting Sales Revenue

	Three months ended
	December 31, 2017 vs. 2016
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
	Currency	Rate	& Other	Volume(b)		Total

Titanium Dioxide	21%	4%	0%	(17	)%(c)	8%
Performance Additives	3%	2%	0%	0%		5%
Total Company	16%	3%	(1)%	(11)%		7%

	Twelve months ended
	December 31, 2017 vs. 2016
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
	Currency	Rate	& Other	Volume(b)		Total

Titanium Dioxide	18%	1%	(2)%	(14	)%(d)	3%
Performance Additives	1%	0%	0%	2%		3%
Total Company	13%	0%	(1)%	(9)%		3%

(a) Excludes revenues from tolling arrangements, by-products and raw materials

(b) Excludes sales volumes of by-products and raw materials

(c) Adjusting for the impact of the Pori fire, the impact of volume on sales revenue was an increase of 1%

(d) Adjusting for the impact of the Pori fire, the impact of volume on sales revenue was a decrease of 2%

Table 4 — Reconciliation of U.S. GAAP to Non-GAAP Measures

			Income Tax				Diluted Earnings (Loss)
	EBITDA		(Expense) Benefit(2)		Net Income (Loss)		Per Share(1)
	Three months ended		Three months ended		Three months ended		Three months ended
	December 31,		December 31,		December 31,		December 31,
In millions, except per share amounts	2017	2016	2017	2016	2017	2016	2017	2016
Net income (loss)	$70	$(4)			$70	$(4)	$0.66	$(0.04)
Net income attributable to noncontrolling interests	(2)	(2)			(2)	(2)	(0.02)	(0.02)
Net income (loss) attributable to Venator	68	(6)			68	(6)	0.64	(0.06)
Interest expense	11	13
Income tax expense (benefit) from continuing operations	24	(9)	(24)	9
Depreciation and amortization	32	30
Business acquisition and integration expenses	3	—	(1)	—	2	—	0.02	—
Separation (gain) expense, net	7	—	—	—	7	—	0.07	—
U.S. tax reform	(34)	—	16	—	(18)	—	(0.17)	—
Loss on disposition of businesses/assets	—	1	—	(1)	—	—	—	—
Net income of discontinued operations	—	—	N/A	N/A	—	—	—	—
Certain legal settlements and related expenses	—	1	—	(1)	—	—	—	—
Amortization of pension and postretirement actuarial losses	4	2	—	(1)	4	1	0.04	0.01
Net plant incident (credits) costs	—	3	—	(1)	—	2	—	0.02
Restructuring, impairment, plant closing and transition costs (credits)	3	4	(1)	(1)	2	3	0.02	0.03
Adjusted(1)	$118	$39	$(10)	$4	$65	$—	$0.61	$—

Adjusted income tax expense (benefit)(2)					$10	$(4)
Net income attributable to noncontrolling interests, net of tax					2	2
Adjusted pre-tax income (loss)(1)					$77	$(2)

Adjusted effective tax rate					13%	N/A

		Income Tax		Diluted Earnings (Loss)
	EBITDA	(Expense) Benefit(2)	Net Income	Per Share(1)
	Three months ended	Three months ended	Three months ended	Three months ended
	September 30,	September 30,	September 30,	September 30,
In millions, except per share amounts	2017	2017	2017	2017
Net income	$53		$53	$0.50
Net income attributable to noncontrolling interests	(2)		(2)	(0.02)
Net income attributable to Venator	51		51	0.48
Interest expense	8
Income tax expense from continuing operations	14	(14)
Depreciation and amortization	35
Business acquisition and integration expenses	4	(1)	3	0.03
Separation gain (expense), net	—	—	—	—
U.S. income tax reform	—	—	—	—
Gain on disposition of businesses/assets	—	—	—	—
Net income from discontinued operations before taxes	—	—	—	—
Certain legal settlements and related expenses	—	—	—	—
Amortization of pension and postretirement actuarial losses	5	—	5	0.05
Net plant incident costs (credits)	1	—	1	0.01
Restructuring, impairment and plant closing and transition costs (credits)	16	(1)	15	0.14
Adjusted(1)	$134	$(16)	$75	$0.70

Adjusted income tax expense(2)			$16
Net income attributable to noncontrolling interests, net of tax			2
Adjusted pre-tax income(1)			$93

Adjusted effective tax rate			17%

Table 4 — Reconciliation of U.S. GAAP to Non-GAAP Measures

			Income Tax				Diluted Earnings (Loss)
	EBITDA		(Expense) Benefit(2)		Net Income (Loss)		Per Share(1)
	Twelve months ended		Twelve months ended		Twelve months ended		Twelve months ended
	December 31,		December 31,		December 31,		December 31,
In millions, except per share amounts	2017	2016	2017	2016	2017	2016	2017	2016
Net income (loss)	$144	$(77)			$144	$(77)	$1.35	$(0.72)
Net income attributable to noncontrolling interests	(10)	(10)			(10)	(10)	(0.09)	(0.09)
Net income (loss) attributable to Venator	134	(87)			134	(87)	1.26	(0.82)
Interest expense	40	44
Income tax expense (benefit) from continuing operations	50	(23)	(50)	23
Depreciation and amortization	127	114
Business acquisition and integration expenses	5	11	(2)	(5)	3	6	0.03	0.06
Separation (gain) expense, net	7	—	—	—	7	—	0.07	—
U.S. income tax reform	(34)	—	16	—	(18)	—	(0.17)	—
Loss (gain) on disposition of businesses/assets	—	(22)	—	5	—	(17)	—	(0.16)
Net income of discontinued operations	(8)	(8)	N/A	—	(8)	(8)	(0.07)	(0.08)
Certain legal settlements and related expenses	1	2	—	(1)	1	1	0.01	0.01
Amortization of pension and postretirement actuarial losses	17	10	—	—	17	10	0.16	0.09
Net plant incident (credits) costs	4	1	(1)	(1)	3	—	0.03	—
Restructuring, impairment, plant closing and transition costs (credits)	52	35	(5)	(7)	47	28	0.44	0.26
Adjusted(1)	$395	$77	$(42)	$14	$186	$(67)	$1.74	$(0.63)

Adjusted income tax expense (benefit)(2)					$42	$(14)
Net income attributable to noncontrolling interests, net of tax					10	10
Adjusted pre-tax income (loss)(1)					$238	$(71)
Adjusted effective tax rate					18%	20%

See end of press release for footnote explanations

Table 5 — Selected Balance Sheet Items

	December 31,	September 30,	December 31,
In millions	2017	2017	2016

Cash	$238	$186	$29
Accounts and notes receivable, net	392	420	490
Inventories	454	431	426
Prepaid and other current assets	85	84	154
Property, plant and equipment, net	1,367	1,264	1,178
Other assets	311	339	384
Total assets	$2,847	$2,724	$2,661

Accounts payable	$401	$334	$992
Other current liabilities	244	213	173
Current portion of debt	14	4	10
Long-term debt	743	747	13
Long-term debt to affiliates	—	—	882
Non-current payable to affiliates	34	73	—
Other liabilities	306	337	414

Total equity	1,105	1,016	177
Total liabilities and equity	$2,847	$2,724	$2,661

Table 6 — Outstanding Debt

	December 31,	September 30,	December 31,
In millions	2017	2017	2016

Debt:
Term loan facility	$367	$368	$—
Senior notes	370	370	—
Amounts outstanding under A/R programmes	—	—	—
Other debt	20	13	23

Total debt - excluding affiliates	757	751	23

Total cash	238	186	29

Net debt - excluding affiliates	$519	$565	$(6)

Table 7 — Summarized Statement of Cash Flows

	Three months ended		Twelve months ended
	December 31,		December 31,
In millions	2017	2016	2017	2016

Total cash at beginning of period(a)	$186	$20	$30	$22
Net cash provided by operating activities(a)	157	4	338	97
Net cash used in investing activities(a)	(84)	(13)	(12)	(118)
Net cash (used in) provided by financing activities(a)	(24)	20	(123)	30
Effect of exchange rate changes on cash	3	(1)	5	(1)
Total cash at end of period(a)	$238	$30	$238	$30

Supplemental cash flow information:
Cash paid for interest	$(4)	$(1)	$(28)	$(5)
Cash paid for income taxes	(10)	(1)	(21)	(7)
Capital expenditures	(100)	(27)	(197)	(103)
Depreciation and amortization	32	30	127	114
Changes in primary working capital:
Accounts and notes receivable	$30	$(7)	$(24)	$(12)
Inventories	(14)	(7)	8	106
Accounts payable	43	11	51	17
Total cash provided by (used in) primary working capital	$59	$(3)	$35	$111

	Three months ended		Twelve months ended
	December 31,		December 31,
	2017	2016	2017	2016
Free cash flow(3):
Net cash provided by operating activities from continuing operations	$157	$(7)	$337	$80
Capital expenditures	(100)	(27)	(197)	(103)
(Investment in) cash received from unconsolidated affiliates, net	(10)	(1)	(6)	3
Other investing activities excluding transactions with former parent and cash flows related to sales of businesses/assets	26	—	71	—
Non-recurring separation costs(b)	7	—	7	—
Total free cash flow	$80	$(35)	$212	$(20)

Adjusted EBITDA	$118	$39	$395	$77
Capital Expenditures excluding cash paid for Pori rebuild	(45)	(27)	(103)	(103)
Cash paid for interest	(4)	(1)	(28)	(5)
Cash paid for income taxes	(10)	(1)	(21)	(7)
Primary working capital change	59	(3)	35	111
Restructuring	(10)	(14)	(33)	(58)
Maintenance & other	(28)	(28)	(33)	(35)
Total free cash flow(3)	$80	$(35)	$212	$(20)

See end of press release for numbered footnote explanations

(a) Includes discontinued operations

(b) Represents payments associated with our separation from Huntsman

(c) These are transactions with our former parent that will no longer occur after our separation

Footnotes

(1)         Our management uses adjusted EBITDA to assess financial performance. Adjusted EBITDA is defined as net income (loss) before interest expense, income tax (benefit) from continuing operations, depreciation and amortization, and net income attributable to noncontrolling interests, as well as eliminating the following adjustments: (a) business acquisition and integration expenses; (b) separation (gain) expense, net; (c) U.S. income tax reform; (d) (gain) loss on disposition of businesses/assets (e) net income of discontinued operations net of tax; (f) certain legal settlements and related expenses; (g) amortization of pension and postretirement actuarial losses; (h) net plant incident (credits) costs; and (i) restructuring, impairment, plant closing and transition costs. We believe that net income (loss) is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to adjusted EBITDA.

We believe adjusted EBITDA is useful to investors in assessing our ongoing financial performance and provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of our operational profitability and that may obscure underlying business results and trends. However, this measure should not be considered in isolation or viewed as a substitute for net income or other measures of performance determined in accordance with U.S. GAAP. Moreover, adjusted EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the methods of calculation. Our management believes this measure is useful to compare general operating performance from period to period and to make certain related management decisions. Adjusted EBITDA is also used by securities analysts, lenders and others in their evaluation of different companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be highly dependent on a company’s capital structure, debt levels and credit ratings. Therefore, the impact of interest expense on earnings can vary significantly among companies. In addition, the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the various jurisdictions in which they operate. As a result, effective tax rates and tax expense can vary considerably among companies. Finally, companies employ productive assets of different ages and utilize different methods of acquiring and depreciating such assets. This can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Nevertheless, our management recognizes that there are limitations associated with the use of adjusted EBITDA in the evaluation of us as compared to net income. Our management compensates for the limitations of using adjusted EBITDA by using this measure to supplement U.S. GAAP results to provide a more complete understanding of the factors and trends affecting the business rather than U.S. GAAP results alone.

In addition to the limitations noted above, adjusted EBITDA excludes items that may be recurring in nature and should not be disregarded in the evaluation of performance. However, we believe it is useful to exclude such items to provide a supplemental analysis of current results and trends compared to other periods because certain excluded items can vary significantly depending on specific underlying transactions or events, and the variability of such items may not relate specifically to ongoing operating results or trends and certain excluded items, while potentially recurring in future periods, may not be indicative of future results. For example, while EBITDA from discontinued operations is a recurring item, it is not indicative of ongoing operating results and trends or future results.

Adjusted net income is computed by eliminating the after-tax amounts related to the following from net income attributable to Venator Materials PLC ordinary shareholders: (a) business acquisition and integration expenses; (b) separation (gain) expense, net; (c) U.S. income tax reform; (d) (gain) loss on disposition of businesses/assets; (e) net income of discontinued operations; (f) certain legal settlements and related expenses; (g) amortization of pension and postretirement actuarial losses; (h) net plant incident (credits) costs; (i) restructuring, impairment, plant closing and transition costs. Basic adjusted net earnings (losses) per share excludes dilution and is computed by dividing adjusted net income by the weighted average number of shares outstanding during the period. Adjusted diluted net earnings (losses) per share reflects all potential dilutive common shares outstanding during the period increased by the number of additional shares that would have been outstanding as dilutive securities. For the periods prior to our IPO, the average number of common shares outstanding used to calculate basic and diluted adjusted net income per share was based on the ordinary shares that were outstanding at the time of our

IPO. Adjusted net earnings (losses) and adjusted net earnings (losses) per share amounts are presented solely as supplemental information.

(2)         The income tax impacts, if any, of each adjusting item represent a ratable allocation of the total difference between the unadjusted tax expense and the total adjusted tax expense, computed without consideration of any adjusting items using a with and without approach. We do not adjust for changes in tax valuation allowances because we do not believe it provides more meaningful information than is provided under U.S. GAAP.

(3)         Management internally uses a free cash flow measure: (a) to evaluate the Company’s liquidity, (b) to evaluate strategic investments, (c) to evaluate the Company’s ability to incur and service debt. Free cash flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The Company defines free cash flow as cash flows provided by (used in) operating activities from continuing operations and used in investing activities. Free cash flow is typically derived directly from the Company’s consolidated and combined statement of cash flows; however, it may be adjusted for items that affect comparability between periods. Free cash flow is presented as supplemental information.

About Venator

Venator is a global manufacturer and marketer of chemical products that comprise a broad range of pigments and additives that bring color and vibrancy to buildings, protect and extend product life, and reduce energy consumption. We market our products globally to a diversified group of industrial customers through two segments: Titanium Dioxide, which consists of our TiO2 business, and Performance Additives, which consists of our functional additives, color pigments, timber treatment and water treatment businesses.  We operate 27 facilities, employ approximately 4,500 associates worldwide and sell our products in more than 110 countries.

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Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Venator’s expectations or beliefs concerning future events, and it is possible that the expected results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Venator’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including any delays in reconstruction of our Pori, Finland manufacturing facility or losses for business interruption or construction costs that exceed our coverage limit applicable to the fire at that facility.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Venator does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Venator to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the prospectus filed with the SEC in connection with the sale of our ordinary shares in December 2017. The risk factors and other factors noted in the prospectus could cause its actual results to differ materially from those contained in any forward-looking statement.